Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

July 12, 2013

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

RE:	Carmike Cinemas, Inc.— Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Carmike Cinemas, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of (i) the Company’s common stock, par value $0.03 per share (“Common Stock”), (ii) the Company’s preferred stock, par value $1.00 per share (“Preferred Stock”), (iii) depositary shares, each representing a fractional interest in a share of Preferred Stock (“Depositary Shares”) and (iv) warrants for the purchase of any of the Depositary Shares, Preferred Stock or Common Stock (“Warrants”), in an aggregate amount not to exceed $225,000,000. The Depositary Shares are to be issued from time to time pursuant to a deposit agreement (the “Deposit Agreement”) to be entered into between the Company and a bank or trust company selected by the Company. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Registration Statement.

We have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of the Company, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.

Carmike Cinemas, Inc.

July 12, 2013

The opinions expressed herein are limited in all respects to the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that:

(i)	Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), such shares of Common Stock will be validly issued, fully paid and nonassessable.

(ii)	Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

(iii)	Upon the due authorization of the issuance of the Depositary Shares, the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and the issuance and delivery thereof in accordance with the terms of the Deposit Agreement, such Depositary Shares will have been validly issued, will represent a fractional interest in a validly issued, fully paid and nonassessable share of Preferred Stock and will entitle their holders to the rights specified in the Deposit Agreement.

(iv)	Upon the due authorization of the Warrants and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and when duly executed by the Company and countersigned by the applicable warrant agent in accordance with the applicable warrant agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws of affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Carmike Cinemas, Inc.

July 12, 2013

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP